Exhibit 99.1

Aeglea BioTherapeutics Announces Second Quarter 2016 Financial Results

Austin, Texas, August 9, 2016 - Aeglea BioTherapeutics, Inc., (NASDAQ: AGLE) a biotechnology company committed to developing enzyme-based therapeutics in the field of amino acid metabolism to treat rare diseases and cancer, today reported financial results for the quarter ended June 30, 2016.

“We have made significant progress in advancing our AEB1102 clinical program with the initiation of two Phase 1 clinical trials in Arginase I deficiency and hematological malignancies. At the same time, we’ve been working closely with regulatory agencies and are pleased with the momentum we have generated for the AEB1102 program, receiving both Orphan Drug Designation from the European Commission and Fast Track designation from the FDA,” said David G. Lowe, Ph.D., co-founder, president and chief executive officer of Aeglea. “Additionally, we are continuing to make progress in the enrollment of our Phase 1 trial of AEB1102 in patients with advanced solid tumors.”

Recent Highlights

•	Received Orphan Drug Designation for AEB1102 for the treatment of hyperargininemia from the European Commission.
•	Received Fast Track designation for AEB1102 for the treatment of hyperargininemia secondary to Arginase I deficiency from the U.S. Food & Drug Administration (FDA).
•	Initiated a Phase 1 clinical trial for the treatment of patients with Arginase I deficiency. Enrollment is anticipated to be completed in 2016 with topline data expected in the first half of 2017.
•	Initiated a Phase 1 trial of AEB1102 in patients with the hematological malignancies acute myeloid leukemia (AML) or myelodysplastic syndrome (MDS). Enrollment is expected to be completed in 2017.

Second Quarter 2016 Financial Results

At June 30, 2016, Aeglea had available cash, cash equivalents and marketable securities of $73.6 million. Management believes that Aeglea has sufficient capital resources to fund anticipated operations through the first quarter of 2018.

Aeglea recognized grant revenue of $1.4 million in the second quarter of 2016 compared with $3.4 million in the second quarter of 2015. This grant revenue is the result of a $19.8 million research grant received from the Cancer Prevention and Research Institute of Texas (CPRIT). The decrease was due to grant revenue recognized in connection with the execution of the CPRIT grant agreement in June 2015. Upon execution of the agreement, all accumulated qualified expenditures paid and incurred during the period from June 1, 2014 through June 30, 2015 were recognized as grant revenue in the three months ended June 30, 2015.

Research and development expenses totaled $4.4 million for the second quarter of 2016, compared with $2.7 million for the second quarter of 2015. The increase was primarily associated with the expanded nonclinical and clinical activity for Aeglea’s lead product candidate AEB1102, as Aeglea continued a Phase 1 trial in patients with advanced solid tumors, initiated a Phase 1 clinical trial for AEB1102 in patients with Arginase I deficiency, and prepared for the Phase 1 clinical trial in patients with hematological malignancies.

General and administrative expenses totaled $2.4 million for the second quarter of 2016, compared to $2.1 million in the second quarter of 2015. This increase was primarily due to additional employee compensation and insurance costs associated with being a public company.

Net loss totaled $5.4 million and $1.4 million for the second quarters 2016 and 2015, respectively.

About AEB1102

AEB1102 is a recombinant human arginase I enzyme designed to degrade the amino acid arginine.  Aeglea is developing AEB1102 to treat two extremes of arginine metabolism, including arginine excess in patients with Arginase I deficiency, as well as some cancers which have been shown to have a metabolic dependency on arginine. In patients with Arginase I deficiency, AEB1102 is intended for use as Enzyme Replacement Therapy to restore the function of arginase I in patients and return elevated blood arginine levels to the normal physiological range. Aeglea is currently conducting a Phase 1 clinical trial in patients with advanced solid tumors to evaluate the safety and tolerability of AEB1102. Data from this trial demonstrated that AEB1102 has the ability to reduce blood arginine levels, providing initial human proof of mechanism.

About Arginase I deficiency

Hyperargininaemia, or excessively high levels of arginine, is the result of a hereditary deficiency of arginase I. Arginase I deficiency is a urea cycle disorder caused by a mutation in the arginase I gene that leads to the inability to degrade arginine, the last step of the urea cycle. AEB1102 is intended to replace the function of arginase I in patients by returning elevated blood arginine levels to the normal physiological range.

About Arginine Dependence in Cancer Cells

Dysregulation of amino acid metabolism has been shown to be a key event in tumor growth and development. Unlike healthy cells, these tumors cells have an abnormally high appetite for certain amino acids and are unable to create their own supply, making them vulnerable to starvation through depletion of that amino acid in the blood. AEB1102 is intended to address an unmet need for these tumor types by degrading arginine in the blood, reducing its level below the normal range to starve the tumor.

About Aeglea BioTherapeutics

Aeglea is a biotechnology company committed to developing recombinant human enzymes for the treatment of rare diseases and cancers associated with abnormal amino acid metabolism. The company’s recombinant human enzymes are designed to degrade specific amino acids in the blood in order to reduce toxic levels of amino acids in in rare diseases or to starve tumors dependent on amino acids by reducing levels below the normal range. Aeglea’s clinical program for its lead product candidate, AEB1102, includes three recently initiated Phase 1 clinical trials, studying AEB1102 for the treatment of patients with Arginase I deficiency as well as patients with solid tumors or hematological malignancies. The company is building a pipeline of additional product candidates targeting key amino acids, including AEB4104, which degrades homocystine, a target for an inborn error of metabolism, as well as two potential treatments for cancer, AEB3103, which degrades cysteine/cystine, and AEB2109, which degrades methionine. For more information, visit http://aegleabio.com.

Safe Harbor / Forward Looking Statements

This press release contains "forward-looking" statements within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: "anticipate," "intend," "plan," "goal," "seek," "believe," "project," "estimate," "expect," "strategy," "future," "likely," "may," "should," "will" and similar references to future periods. These statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from what we expect. Examples of forward-looking statements include, among others, statements we make regarding our cash forecasts, the timing and success of our clinical trials, success in our collaborations and the potential therapeutic benefits and economic value of our lead product candidate or other product candidates. Further information on potential risk factors that could affect our business and its financial results are detailed in our most recent Quarterly Report on Form 10-Q for the quarter ended June 30, 2016 filed with the Securities and Exchange Commission (SEC), and other reports as filed with the SEC. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Financials

Aeglea BioTherapeutics, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands, except share and per share amounts)

	June 30,	December 31,
	2016	2015
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$70,628	$29,294
Marketable securities	2,947	3,768
Restricted cash	155	80
Accounts receivable - grant	1,625	1,697
Deferred offering costs	—	2,535
Prepaid expenses and other current assets	1,551	912
Total current assets	76,906	38,286
Property and equipment, net	377	348
Other non-current assets	18	20
TOTAL ASSETS	$77,301	$38,654

LIABILITIES, CONVERTIBLE PREFERRED STOCK, AND STOCKHOLDERS’ EQUITY (DEFICIT)
CURRENT LIABILITIES
Accounts payable	$348	$176
Accrued and other current liabilities	3,013	2,347
Total current liabilities	3,361	2,523
Other non-current liabilities	16	27
TOTAL LIABILITIES	3,377	2,550
Commitments and Contingencies (Note 10 and 12)

Series A convertible preferred stock, $0.0001 par value; no shares and 2,172,524 shares authorized as of June 30, 2016 and December 31, 2015, respectively; no shares and 2,172,520 shares issued and outstanding as of June 30, 2016 and December 31, 2015, respectively	—	13,573
Series B convertible preferred stock, $0.0001 par value; no shares and 5,008,210 shares authorized as of June 30, 2016 and December 31, 2015, respectively; no shares and 4,999,976 shares issued and outstanding as of June 30, 2016 and December 31, 2015, respectively	—	44,738

STOCKHOLDERS’ EQUITY (DEFICIT)
Preferred stock, $0.0001 par value; 10,000,000 shares and no shares authorized as of June 30, 2016 and December 31, 2015, respectively; no shares issued and outstanding as of June 30, 2016 and December 31, 2015, respectively	—	—
Common stock, $0.0001 par value; 500,000,000 shares and 25,000,000 shares authorized as of June 30, 2016 and December 31, 2015, respectively; 13,411,772 shares and 757,336 shares issued and outstanding as of June 30, 2016 and December 31, 2015, respectively	1	—
Additional paid-in capital	107,478	1,373
Accumulated other comprehensive income (loss)	1	(1)
Accumulated deficit	(33,556)	(23,579)
TOTAL STOCKHOLDERS’ EQUITY (DEFICIT)	73,924	(22,207)
TOTAL LIABILITIES, CONVERTIBLE PREFERRED STOCK, AND STOCKHOLDERS’ EQUITY (DEFICIT)	$77,301	$38,654

Aeglea BioTherapeutics, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Revenues:
Grant	$1,373	$3,427	$2,232	$3,427

Operating expenses:
Research and development	$4,420	$2,736	$8,017	$4,358
General and administrative	2,448	2,123	4,277	2,970
Total operating expenses	6,868	4,859	12,294	7,328
Loss from operations	(5,495)	(1,432)	(10,062)	(3,901)

Other income (expense):
Interest income	74	5	100	6
Other expense, net	(9)	—	(15)	—
Total other income (expense)	65	5	85	6
Net loss	$(5,430)	$(1,427)	$(9,977)	$(3,895)

Deemed dividend to convertible preferred stockholders	—	—	—	(228)
Net loss attributable to common stockholders	$(5,430)	$(1,427)	$(9,977)	$(4,123)
Net loss per share attributable to common stockholders, basic and diluted	$(0.46)	$(2.44)	$(1.61)	$(7.12)
Weighted-average common shares outstanding, basic and diluted	11,776,058	585,798	6,208,379	579,520

Media Contact:
Kelly France, Ph.D.

BrewLife

415.946.1076

media@aegleabio.com

Investor Contact:
Charles N. York II

Aeglea BioTherapeutics

investors@aegleabio.com